EXHIBIT 2(b): Amendment to Marine Jet Technology License Agreement of May 22, 2000

       Amendment to Marine Jet Technology License Agreement
                          of May 22, 2000

     This Amendment Agreement amends and modifies that certain
Marine Jet Technology License Agreement dated May 22, 2000
(hereinafter referred to as the "License Agreement").

     In consideration of the mutual benefits to the parties of the License Agreement which accrue to them by and under the terms of this Amendment Agreement.

It is hereby agreed that the License Agreement is amended as follows:


  1. The "Reservation of Rights" provision, appearing on page 2 of 10 of the License Agreement, is hereby deleted in its entirety. This amendment is intended to permit the Licensee, Marine Jet Technology Corp., to apply the license rights to applications utilizing any horsepower.

  2. The "Exploitation" provision, appearing on page 4 of 10 of the License Agreement is hereby amended to read in its entirety as follows:

          "Exploitation.
               License agrees to manufacture, distribute and sell the Licensed Products, or to cause the Licensed Products to be manufactured, distributed and sold during the term of this Agreement. This is a material provision of this Agreement."

  3. In all respects not specifically addressed by this Amendment Agreement the License Agreement shall remain in full force and effect as originally written and agreed.

  4. This Amendment Agreement shall be effective when signed by all parties.

AGREED:

/s/ Jeff P. Jordan                    8/23/01
Jeff P. Jordan, Licensor              Date:


/s/ Robert J. Tomlinson               8/23/01
Robert J. Tomlinson, Licensor         Date:


/s/ Jeff P. Jordan                    8/23/01
Jeff P. Jordan, President on behalf   Date:
of Marine Jet Technology Corp., Licensee